Exhibit 99.1

Contacts:	Phillip D. Kramer	Brad A. Thielemann
	Executive Vice President and CFO	Manager, Special Projects
	713-646-4560 – 800-564-3036	713-646-4222 – 800-564-3036

FOR IMMEDIATE RELEASE

Plains All American Pipeline Announces

Public Offering of Common Units

(Houston – September 20, 2005) Plains All American Pipeline, L.P. (NYSE: PAA) announced today that it plans to sell to the public 4,500,000 common units pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. The underwriters have the option to purchase up to 675,000 additional units to cover over-allotments, if any.  Wachovia Capital Markets, LLC and UBS Investment Bank will act as joint book-running lead managers of the offering.

Concurrent with this public offering, the Partnership intends to offer 679,000 common units, also to be issued pursuant to its existing shelf registration statement, to two purchasers in a privately negotiated transaction. The direct placement is conditioned on the consummation of the public offering, but the public offering is not conditioned on the consummation of the direct placement.

The Partnership intends to use the net proceeds from these issuances, including its general partner’s proportionate capital contribution, to repay indebtedness outstanding under its senior unsecured revolving credit facility and for general partnership purposes.  A portion of the debt to be repaid was incurred as a result of the recent acquisition by PAA/Vulcan Gas Storage, LLC of Energy Center Investments, which develops and operates underground natural gas storage facilities.

On July 28, 2005, the Partnership furnished a Current Report on Form 8-K updating certain aspects of its previous guidance for financial performance for the third quarter, fourth quarter and full year of calendar 2005.  The guidance provided in such Current Report on Form 8-K was confirmed today by the Partnership.

A copy of the prospectus supplement and related base prospectus relating to this offering may be obtained from Wachovia Capital Markets, LLC, 7 St. Paul Street, First Floor, Baltimore, MD 21202, Attn: Equity Syndicate, Phone: 443-263-6400, or from UBS Securities LLC, 299 Park Avenue, Prospectus Department, New York, NY 10171, Telephone 212-821-3000, or from any of the other underwriters.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, the stability of the capital markets and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil discussed in the Partnership’s filings with the Securities and Exchange Commission.

Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, and crude oil gathering, marketing, terminalling and storage, as well as the marketing and storage of liquefied petroleum gas and other petroleum products, in the United States and Canada. Through its 50% ownership in PAA/Vulcan Gas Storage LLC, a joint venture with a subsidiary of Vulcan Capital, the Partnership is engaged in the development and operation of natural gas storage facilities in Michigan and Louisiana. The Partnership’s common units are traded on the New York Stock Exchange under the symbol “PAA.” The Partnership is headquartered in Houston, Texas.

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